EXHIBIT 2.2

July 27, 2004                                                      $1,000,000.00

                                 PROMISSORY NOTE

      FOR VALUE RECEIVED, Guardian Healthcare Systems UK Limited, a company organized under the laws of England and Wales (the "Maker"), hereby promises to pay to the order of Martin Richards and Susan Richards (collectively, the "Holders"), at their address set forth in the Stock Purchase Agreement, dated July 27, 2004 (the "Stock Purchase Agreement"), by and between Maker, Holders, Guardian Technologies International, Inc., a Delaware corporation ("Parent") and Wise Systems Limited, a company limited by shares organized under the laws of England and Wales ("Wise"), or at such other places as Holders may from time to time designate, the principal sum of One Million Dollars ($1,000,000.00) and any and all other sums which may be owing to Holders by the Maker pursuant to this Promissory Note (the "Note").

      1. Interest Rate. No Interest shall accrue on the unpaid principal balance of this Note.

      2. Payment. Principal and accrued and unpaid interest shall be paid in one lump sum on October 27, 2004.

      3. Application of Payments. All payments made hereunder shall be applied first to late payment charges or other sums owed to the holder pursuant to the terms of this Note, and then to principal, or in such other order or proportion as the holder, in the holder's sole discretion, may elect from time to time.

      4. Prepayment. The Maker may prepay this Note in whole or in part at any time or from time to time without premium or penalty.

      5. Events of Default. The principal due and owing on this Note will become immediately due and payable, at the option of the holder, without notice, demand, protest, notice of protest and notice of default (other than as provided for herein), presentment for payment and diligence in collection, all of which are expressly waived by the Maker, if any one or more of the following events, each of which will be considered an Event of Default, shall occur: If Maker shall (i) fail to pay its debts generally as they become due, (ii) file a petition in bankruptcy or petition to take advantage of any insolvency act,
(iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a receiver of itself or the whole or any substantial part of its property, (v) have a petition in bankruptcy filed against it, or (vi) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States or any state thereof.

      Upon an Event of Default, the entire indebtedness evidenced by this Note and any outstanding amounts due to Holder from Maker as of the date of such Event of Default shall immediately start to accrue interest at a rate of twelve percent (12%) per annum.

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      6. Waiver of Protest. The Maker, and all parties to this Note, whether maker, indorser, or guarantor, waive presentment, notice of dishonor and protest.

      7. Extensions Of Maturity. All parties to this Note, whether maker, indorser, or guarantor, agree that the maturity of this Note, or any payment due hereunder, may be extended at any time or from time to time without releasing, discharging, or affecting the liability of such party, provided that no extension shall be effective without the prior written consent of the Holders, which consent may be withheld in the sole discretion of the Holders.

      8. Notices. Any notice or demand required or permitted by or in connection with this Promissory Note shall be given to the Maker at its address set forth in the Stock Purchase Agreement, and to the Holders at its address set forth in the Stock Purchase Agreement and to any subsequent holder at such address as that holder gives written notice of to the Maker. Notwithstanding anything to the contrary, all notices and demands for payment from the holder actually received in writing by the Maker shall be considered to be effective upon the receipt thereof by the Maker regardless of the procedure or method utilized to accomplish delivery thereof to the Maker.

      9. Expenses of Collection. If this Note is referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, the Maker shall pay all of the holder's reasonable costs, fees (including, but not limited to, reasonable legal fees) and expenses resulting from such collection efforts.

      10. Related Agreement. This Note is being executed and delivered in accordance with the terms of the Stock Purchase Agreement and in connection with the transactions and related documents contemplated thereby.

      11. Indemnification. This Note is subject to certain indemnification obligations as more fully described in the Stock Purchase Agreement,

      12. Assignability. This Note may be assigned by the Holders or any holder at any time or from time to time in its sole discretion.

      13. Binding Nature. This Note shall inure to the benefit of and be enforceable by the Holders and the Holders' heirs, successors and assigns and any other person to whom the Holders may grant an interest in the Maker's obligations to the Holders, and shall be binding and enforceable against the Maker, Parent and their successors and assigns.

      14. Invalidity Of Any Part. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

      15. Choice Of Law; Consent To Venue And Jurisdiction. This Note shall be governed, construed and interpreted strictly in accordance with the laws of the Commonwealth of Virginia, United States. The Maker consents to the jurisdiction and venue of the court of the Commonwealth of Virginia, United States in any action or judicial proceeding brought to enforce, construe and interpret this Note. The Maker agrees to stipulate in any future proceeding that this Note is to be considered and to be construed for all purposes to have been executed and delivered within the geographical boundaries of the Commonwealth of Virginia, United States, even if it was, in fact, executed and delivered elsewhere.

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      16. Manner And Method Of Payment. All payments called for in this Note shall be made in lawful money of the United States of America. If made by check, draft, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds. In the holder's discretion, any payment made by a check, draft, or other payment instrument shall not be considered to have been made until such time as the funds represented thereby have been collected by the holder. Should any payment date fall on a non-banking day, the Maker shall make the payment on the last preceding banking day.

      IN WITNESS WHEREOF, the Maker has executed this Note specifically intending this Promissory Note to constitute an instrument under seal.

ATTEST:                                THE MAKER:

                                       Guardian Healthcare Systems UK Limited


/s/Stephen McVearry                    By:      /s/Michael Trudnak
                                       -----------------------------------------
                                       Michael W. Trudnak
                                       Director

CORPORATE GUARANTEE: Guardian Technologies International, Inc., hereby agrees to guarantee the payment of the amounts due Holders pursuant to this Note.


ATTEST:                                THE GUARANTOR:

                                       Guardian Technologies International, Inc.


/s/Stephen McVearry                    By:      /s/ Michael Trudnak
                                       -----------------------------------------
                                       Michael W. Trudnak
                                       Chief Executive Officer

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